Exhibit 10.22
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of November 12, 2004, by and between GlobalSecure Holdings Ltd. with principal offices at 2600 Virginia Avenue NW, Suite 600, Washington, DC (the “Company”) and Eric S. Galler an individual residing at 9803 Hollow Glen Place, Silver Spring, MD 20910 (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive has experience as an attorney advising development stage companies and desires to be employed by the Company; and
     WHEREAS, the Company desires to employ Executive.
     NOW, THEREFORE, it is agreed as follows:
     ARTICLE 1.      DEFINITIONS.
     As used in this Agreement, the following terms shall have the meanings set forth below. Other terms are defined elsewhere in this Agreement.
     1.01.      “Affiliate” of an entity shall mean any entity controlled by, controlling or under common control with such entity.
     1.02.      “Base Salary” shall mean the Executive’s base salary pursuant to Section 5.01(a) hereof.
     1.03.      “Board” shall mean the Board of Directors of the Company.
     1.04.      “Cause” shall mean (1) breach by Executive of any material provision of this Agreement, (ii) any act by Executive of fraud or dishonesty, including but not limited to stealing or falsification of Company records, with respect to any aspect of the Company’s business, (iii) violation by Executive of state or federal laws applicable to the Company, (iv) drug or alcohol use of Executive in violation of Company policy or that impedes Executive’s job performance or brings Executive into disrepute in the community, (v) substantial failure by Executive to perform his obligations hereunder (which is not the subject of a specific provision of this definition of Cause) which continues uncured for 30 days after notice of such failure is given to the Executive, (vi) misappropriation of funds or of any corporate opportunity, (vii) conviction of Executive of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s reputation or business (or a plea of nolo contendere thereto), (viii) acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Board of Directors of the Company in connection with any transaction entered into on behalf of the Company, (ix) gross, willful or wanton negligence, misconduct, or conduct which constitutes a breach of any fiduciary duty owed to the Company by Executive, which shall be deemed to include repeated failures by Executive which are cured within any cure period allowed herein, (x) the failure of Executive to follow instructions or directions from the Board of Directors which instructions and directions are proper in light of the office(s) Executive holds with the Company which continues uncured for 30 days after notice of such failure is given to the Executive, (xi) violation of any Company policy, rule, regulation or directive which continues uncured for 30 days after notice of such failure is given to the Executive, (xii) conduct on the part of Executive, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, and Executive fails to cease such conduct within 14 days of notice to cease such conduct; or, (xiii) acceptance of employment with any other employer. Cause shall be determined by the Board (excluding Executive if he is a member) based upon the exercise of their reasonable business judgment.
     1.05.      “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death or Retirement, the date of his death or Retirement, as applicable, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), (iii) if the Executive’s employment is terminated without Cause or for Cause, the present or future date specified in the Notice of Termination, and (iv) if the Term of this Agreement expires (including an expiration by reason of the giving of a Nonrenewal Notice), upon the later of the date of such expiration or the date of the actual termination of the Executive’s employment by the Company, and (v) if the Agreement is terminated by Executive with Good Reason or otherwise (other than for Disability).
     1.06.      “Disability” shall occur upon the earlier of (i) an incapacity due to physical or mental illness, which causes the Executive to be absent from his duties under this Agreement for ninety (90) consecutive days, or (ii) thirty (30) days after written notice from the Company to the Executive that the Company has received, from a duly licensed physician, an opinion that the Executive will be unable to perform his duties on a full-time basis prior to the expiration of ninety (90) days after an incapacity due to physical or mental illness began.
     1.07.      “Good Reason” shall mean (1) any assignment to the Executive of any duties other than those contemplated by, or any limitation of the powers of the Executive in any respect not contemplated by, Section 4.02 hereof, (ii) any removal of the Executive from or any failure to re-elect the Executive to any of the positions indicated in Article 4 hereof, except in connection with termination of the Executive’s employment in accordance with the terms hereof, (iii) a reduction in the Executive’s Base Salary effected without the agreement of the Executive or as otherwise permitted by this Agreement, or (v) any other failure by the Company to comply with Articles 4 and 5 hereof.
     1.08. “Notice of Termination” shall mean written notice given by either party hereto, which shall indicate the specific provisions in this Agreement being relied upon for termination.
     1.09.      “Proceeding” shall mean and include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Company or in the name of the Company or otherwise and whether of civil, criminal, administrative or investigative nature, including but not limited to, actions, suits or proceedings brought under and/or predicated upon federal and state procurment laws and regulations, the Securities Act of 1933, as amended, and/or the Securities and Exchange Act of 1934, as amended, and/or the Investment Advisers Act of 1940, as amended, and/or the Investment Company Act of 1940, as amended, and/or the

Futures Trading Act of 1982, as amended, and/or the Commodity Exchange Act, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, in which the Executive may be or may have been involved as a party or otherwise, by reason of the fact that she is or was an officer, director, executive or agent of the Company or any Affiliate of the Company or was serving at the request of the Company as a director, officer, executive or agent of another corporation, partnership, joint venture or other enterprise, or by reason of any alleged action or inaction of the Executive while acting in such capacity or in any other capacity related to the Company or such other enterprise while serving in such capacity, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification is provided under this Agreement.
     1.10.      “Retirement” shall mean Executive’s actual retirement from employment by the Company or any other employer upon or after reaching age 65.
     1.11.      “Vested” with respect to stock options shall mean that the options, under the terms thereof are exercisable and with respect to securities shall mean that the securities are not subject to a right of forfeiture or a repurchase option by the Company.
     1.12.      “Subsidiary” shall mean an Affiliate which is controlled by a Person.
     ARTICLE 2.      EMPLOYMENT OF THE EXECUTIVE.
     The Company hereby employs the Executive, according to the terms of this Agreement. The Executive accepts such employment and agrees to serve the Company in such capacities, according to the terms of this Agreement, for the term of this Agreement.
     ARTICLE 3.      TERM.
     The term of this Agreement shall begin on January 3, 2005 and shall end on December 31, 2006. If, within ninety (90) days of the end of the Term, the Company has not delivered to the Executive a written notice of the Company’s intention not to renew this Agreement, or the Executive has not delivered a written notice to the Company of his intention not to renew this Agreement, this Agreement shall be automatically extended for successive terms of one year. Either such notice of non-renewal is referred to herein as a “Nonrenewal Notice”.
     ARTICLE 4.      DUTIES.
     4.01.      Commitment. During the Term, Executive will devote his best efforts, knowledge, skill and entire business time and attention (except for vacation or other leave periods) to the business of the Company and will faithfully and diligently carry out such duties and have such responsibilities as are customary for persons employed in substantially similar capacities for similar companies. During the Term, Executive shall not render services of a business, professional or commercial nature to any other entity or person without the written consent of the Board of Directors of the Company. Executive shall faithfully and diligently comply with all reasonable and lawful directives. Notwithstanding the foregoing, Executive may provide business advice to non-competing business(es) with whom he has a relationship on the commencement date hereof provided that doing so does not materially interfere with the performance of his duties hereunder.

     4.02.      Duties. The Executive shall perform such duties as are normally carried out by an executive officer having the same title in companies engaged in a similar business and such other duties as consistent with his office as may be assigned to the Executive from time to time by the Chief Executive Officer of the Company, if one has been elected or the Board of Directors. The Executive shall report directly to the Chief Executive Officer, if one has been elected or if not, the Board of Directors. Executive shall be based at the Company’s principal office however Executive shall travel as may be required by his duties.
     4.03.      Positions. The Executive shall be the Senior Vice President-General Counsel of the Company. The Executive agrees to serve as Secretary (or other officer) and/or a member of the Board of Directors of the Company and any Subsidiary of the Company, if elected and, subject to the reasonable approval of Executive, as a director and/or officer of any other Affiliate of the Company if so elected.
     4.04.      Right to Indemnification. The Executive shall be indemnified, to the full extent permitted by applicable law, if the Executive is made a party to any Proceeding. Such indemnity shall include, but not be limited to, the right to receive payment of expenses as incurred by Executive in any Proceeding to the full extent such payment is permitted by applicable law on and subject to the provisions of applicable law.
     ARTICLE 5.      COMPENSATION.
     5.01.      Base Salary. The Company shall pay the Executive, and the Executive shall be entitled to receive, an annual salary of $150,000 payable in accordance with the Company’s payroll practices, but not less often than monthly. Executive shall receive such annual increase in Base Salary as may be awarded by the Board of Directors from time to time.
     5.02.      Bonus. Within 30 days of commencement of the Term, the Chief Executive Officer, after consultation with Executive, shall develop a performance based bonus plan for Executive. Annually thereafter, the Chief Executive Officer, after consultation with Executive, shall develop an annual performance based bonus plan for Executive which may cover more than one fiscal year or less than one fiscal year in which case, if appropriate, will be prorated for such partial fiscal year. Based upon achievement of the goals set forth in such plan and in accordance with such plan, Executive shall receive a bonus of up to 50% of his Base Salary. The bonus earned by Executive shall be determined and paid on the earlier of the completion of the Company’s audit for the fiscal year for to which the bonus is being determined or 90 days after the end of such fiscal year.
     5.03.      Stock Options. The Executive shall be granted incentive stock options to purchase 200,000 shares of the common stock of the Company pursuant to an option agreement in the usual form used by the Company under its 2003 Stock Incentive Plan. The exercise price shall be $1.22 per share, the term shall be five (5) years and the options shall become exercisable (that is Vested) in equal monthly tranches over a two year period, with the first Vesting occurring on February 1, 2005. Any options which are not Vested at the time of termination shall terminate and any Vested options shall be exercisable in accordance with the plan and the option agreement. Executive may receive such other awards of stock options or equity rights as may be granted by the Board of Directors from time to time.

     5.04.      Benefits. ? how do we handle parking, we will include it here?
     (a)      The Company shall reimburse the Executive in accordance with its standard policies for reasonable and proper expenses, including transportation, travel and entertainment expenses, incurred on behalf of the Company against presentation of proper itemized statements of such expenditures. Proper itemized statements of such expenditures shall mean the types of back-up information required to support federal income tax deductions.
     (b)      The Executive shall be entitled to personal time off (including vacation, personal time and sick days) during the Term in accordance with the Company’s policies therefor but not less than 4 weeks per year. One week of the personal time off may be carried over and taken in following year. Any additional accumulation of such personal time off will be allowed only if permitted by the Company’s policy therefor or approved by the Board of Directors.
     (c)      The Executive shall be entitled to participate in all health insurance, life insurance and benefit plans available to executive employees of the Company on, and subject to, the terms and conditions of such plans. Notwithstanding the foregoing, Executive shall be provided family health insurance coverage at no cost to Executive or shall be paid additional compensation equal to the amount Executive is required to pay to obtain family coverage if the Company, under the terms of its benefit plans, does not provide fully paid family coverage.
     ARTICLE 6.      TERMINATION.
     6.01.      By Either Party. Either Party may terminate this Agreement at any time, with or without Cause or Good Reason, in accordance with the procedures set forth herein. Any Notice of Termination given hereunder shall specify the Date of Termination.
     6.02.      By the Executive. The Executive may terminate his employment hereunder for Good Reason or due to his Disability. In the event that the Executive shall terminate this Agreement for Good Reason, the Date of Termination with respect thereto shall be sixty (60) days after the Company has received notice of such termination.
     6.03.      By the Company. The Company may terminate this Agreement with Cause or due to Executive’s Disability.
     6.04.      Automatic Termination. The Executive’s employment hereunder shall automatically terminate upon his death or Retirement.
     6.05.      Notice of Termination. Any termination of the Executive’s employment hereunder, except in the case of Executive’s death, shall be communicated by the party terminating the Executive’s employment by written Notice of Termination to the other party.
     ARTICLE 7.      COMPENSATION DURING DISABILITY OR UPON TERMINATION.
     7.01.      Disability. During any period that the Executive fails to perform his duties hereunder as a result of a Disability, prior to any termination of employment, the Executive shall continue to receive his full Base Salary and Bonus. The Company shall not be obligated to pay the Executive the compensation provided for in Article 5 hereof during any period in which he is receiving benefits under any Company salary continuation or disability income program except to the extent of compensation previously accrued and except to the extent that the compensation provided for in Article 5 hereof exceeds such benefits under such program. In the event the Company terminates this Agreement due to Executive’s Disability, Executive shall be entitled to receive, and the Company shall be obligated to pay Executive, an amount equal to the Base Salary in effect on the date the Notice of Termination is given for a period of sixty (60) days following the Date of Termination (which, in accordance with Section 1.06 hereof, will be thirty (30) days following the date of the Notice of Termination, resulting in Executive receiving payment of ninety (90) days Base Salary in such event); such payment will be payable at the time Executive would have received payment of Base Salary had this Agreement not been so terminated.
     7.02.      Death or Retirement. If the Executive’s employment is terminated by reason of his death or Retirement, the Executive’s legal representative and/or dependent or beneficiary or Executive, as the case may be, shall be entitled to receive, and the Company shall pay to or provide for payment to the Executive’s legal representative and/or dependent or beneficiary or Executive, all amounts and benefits due and owing through the date of termination of employment and the Bonus pro rated for the period between the first date of the then fiscal year and the date of the Executive’s death or Retirement, which Bonus shall be payable at the time it would have been payable had Executive continued to be employed by the Company hereunder.
     7.03.      Termination by the Company for Cause Termination by the Executive Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or if the Executive shall terminate his employment without Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time such termination occurs, and thereafter the Company shall have no further obligation to the Executive under this Agreement, except the Company shall continue to have its obligations (i) to pay accumulated benefits under benefits plans or arrangements under Article 5, and (ii) to reimburse the Executive for expenses incurred pursuant to Section 5.03(a) hereof prior to termination. Additionally, under such circumstance any stock options owned by Executive which are not Vested shall terminate on the Date of Termination; any Company securities owned by Executive which are subject to forfeiture and any Company securities owned by Executive which are subject to a repurchase option in favor of the Company shall remain subject to such option.
     7.04.      Other. If the Company shall terminate the Executive’s employment other than (i) by reason of the giving of a Nonrenewal Notice or (ii) for Disability or Cause or if the Executive shall terminate his employment for Good Reason, then:
     (a)      the Company shall pay the Executive the payments specified in Section 7.03;
     (b)      the Company shall (i) be obligated to pay Executive his Base Salary at the rate in effect on the Date of Termination for a period of six (6) months following the Date of Termination (“Severance Period”) which shall be paid at the same time such payments would have been due had Executive’s employment not been terminated (ii) be obligated to pay Executive, to the extent the goals established pursuant to Section 5.02 have been met, the Bonus and if applicable, prorated for that portion of the fiscal year elapsed prior to the Date of Termination, payable when such payment would have been due had Executive’s employment not been terminated and (ii) arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Date of Termination during the ninety day period following the Date of Termination, provided that benefits otherwise receivable by the Executive pursuant to this Section 7.04(c) shall be reduced to the extent comparable benefits are actually received by the Executive from any person other than the Company.
     ARTICLE 8.      NON-TRANSFERABILITY.
     Neither the Executive, his widow, nor his estate shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any of the benefits payable hereunder, nor will said benefits be subject to seizure for the payment of any debts of, or judgments against, any of such persons, or be transferable by operation of law in the event of bankruptcy or insolvency of any such persons.
     ARTICLE 9.      PROPRIETARY INFORMATION.
     9.01.      Nondisclosure. Executive acknowledges that during the course of his employment by the Company, the Company will provide, and the Executive will acquire, knowledge with respect to the Company’s and its Affiliates’ business operations, including, by way of illustration, their existing and contemplated product line, trade secrets, compilations, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists and confidential information relating to the Company’s and of its Affiliates’ policies and/or business strategy (all of such information herein referenced to as the “Confidential Information”). The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. Executive agrees that he will not, during the Term, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Executive’s duties on behalf of the Company and any Affiliate, or use, except on behalf of the Company and any Affiliate, any Confidential Information acquired by the Executive during the Term. The Executive agrees that he will not, at any time after the Term has ended, use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment.
     9.02.      Return of Documents. Executive agrees that if Executive’s relationship with the Company is terminated (for whatever reason), Executive shall not take with Executive, but will leave with the Company, all work product, records, files, memoranda, reports, price lists, customer lists, supplier lists, documents and other information, in whatever form (including on computer disc), and any copies thereof, relating to the Confidential Information or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive’s termination. Executive acknowledges that all such items are and remain the property of the Company.

     9.03.      Discoveries. Executive agrees to promptly and freely disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements and discoveries (collectively, “Discoveries”), whether patentable or not, that are conceived or made by Executive, solely or jointly with another, during the Term, and that relate to the business or activities of, or the products or services sold by, the Company and its Affiliates. Executive hereby assigns to the Company all of Executive’s interest in any such Discoveries. Executive agrees to, upon the request of the Company, whether during or after the Term, execute any and all applications, assignments and other instruments that the Company shall, in its sole discretion, deem necessary to apply for and obtain protection, including, without limitation, patent protection, for the Discoveries in all countries of the world. The obligations of the parties under this Section 9.03 shall survive the termination of this Agreement.
     9.04.      Copyright. If, during the Term, Executive creates any original work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright, including, without limitation, video tapes, written presentations, computer programs, drawings, models, manuals, brochures and the like, that relate to the Company’s or its Affiliates’ business, products sold or services, whether such work is created solely by Executive or jointly with others, the Company shall be deemed to be the author of such work if the work is prepared by Executive within the scope of Executive’s employment; or if the work is not prepared by Executive within the scope of Executive’s employment, but is specially ordered by the Company or any Affiliates, including, without limitation, as a contribution to a collective work, or as a part of an audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, or is created using any resources or property of the Company or any Affiliates, the work shall be considered a work made for hire, and the Company shall be the author of the work. If such work is neither prepared by Executive within the scope of employment, nor as a work made for hire, Executive hereby assigns to the Company all of Executive’s world-wide right, title and interest in and to such work and all rights of copyright therein. Executive agrees to, upon the request of the Company, whether during or after the period of Executive’s employment by the Company, assist the Company in the protection of the Company’s or Affiliates’ world-wide right, title and interest in and to the work and all rights of copyright therein, including, without limitation, the execution of all formal assignment documents requested by the Company, and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries. The obligations of the parties under this Section 9.04 shall survive the termination of this Agreement.
     9.05.      No Exclusions. Executive hereby represents that Executive has not heretofore made any Discoveries or prepared any work which is the subject of copyrights that Executive wishes to exclude from the provisions of Sections 9.03 and 9.04 above.
     9.06.      No Interference With Employees, Vendors or Customers. For a period of two years following the termination or expiration of this Agreement, Executive agrees that neither he nor any individual, partners, limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder or employee of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company or its Affiliates to terminate their employment with the Company or its Affiliates, (ii) employ any person who as of the date hereof was, or after such date is or was, an employee of the Company or its Affiliates,

(iii) request, induce or attempt to influence, directly or indirectly, any customer, supplier or vendor of the Company to terminate such person’s relationship with the Company or reduce the amount of business such person conducts with the Company or (iv) solicit any business which is competitive with the business of the Company or its Subsidiaries from any customer of the Company or any Subsidiary of the Company.
     9.07.      Injunctive Relief. Executive acknowledges that breach of any of the agreements contained herein, including, without limitation, any of the noncompetition and confidentiality covenants specified in Sections 9.01 through 9.06, will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available, without the need to prove irreparable injury or the inadequacy of legal remedies and without posting a bond or other security. Executive further acknowledges and agrees that in the event of the termination of this Agreement, his experience and capabilities are such that he can obtain employment in business activities which are of a different or noncompeting nature with his activities as an Executive of the Company; and that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood. Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.
     ARTICLE 10.      GOVERNING LAW.
     This Agreement and all transactions pursuant thereto shall be governed by and construed in accordance with the internal laws of the State of Maryland.
     ARTICLE 11.      DISPUTE RESOLUTION AND ARBITRATION.
     11.01.      Jurisdiction and Venue. The parties consent to the jurisdiction of the federal and state courts located in the District of Columbia as the sole situs for any dispute arising out of, under or related to this Agreement. Neither party shall dispute or contest such jurisdiction or venue on any basis whatsoever.
     11.02.      Attorneys’ Fees. All reasonable attorneys’ fees, related costs and interest on the foregoing incurred by the prevailing party in the resolution of any dispute, controversy, claim or difference hereunder shall be borne by the losing party.
     ARTICLE 12.      ASSIGNMENT.
     12.01.      By the parties. No approval shall be required for the Company to assign this Agreement to any successor in interest to the Company’s business. This Agreement is personal to Executive and may not be assigned or transferred by his without the prior written consent of the Company which may be granted or withheld in its sole discretion. Any assignment made by either party in contravention of this Section shall be null and void for all purposes.

     12.02.      Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would have been still payable to his had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     ARTICLE 13.      MISCELLANEOUS.
     13.01.      Entire Agreement. This Agreement, and all agreements and instruments to be delivered by the parties hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof, whether oral or written, and except as aforesaid, are intended as a complete and exclusive statement of the terms of the agreement among the parties.
     13.02.      Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, transferees, heirs and permitted assigns.
     13.03.      Amendments. Neither this Agreement nor any part hereof may be amended, waived, changed or in any way modified except in a writing executed by the parties hereto with the same formality as this Agreement.
     13.04.      Waiver. The failure by any party to insist upon strict performance of any covenant or condition of this Agreement, in any one or more instances, shall not be construed as a waiver or relinquishment of any such covenant or condition in the future, but the same shall be and remain in full force and effect.
     13.05.      Severability. Subject to the reformation provision in Section 9.08, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 13.05.

     13.06.      Counterparts. This Agreement maybe executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     13.07.      Headings. Article, Section, other headings and the table of contents contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof, and shall not affect in any way the meaning or interpretation of this Agreement.
     13.08.      Form and Gender. Where the context and circumstances so require, the use of the singular form of a word shall be deemed to include the plural form thereof (and vice versa) and the masculine gender shall be deemed to include the feminine and neuter genders thereof (and vice versa).
     13.09.      Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.
     ARTICLE 14.      NOTICES.
     Any notice, demand, request or other communication which by any provision of this Agreement is required or permitted to be given to or served on any party hereto shall be given in writing (setting forth in reasonable detail the purpose of such notice, demand, request or communication and identifying the provision of this Agreement pursuant to which such notice, demand, request or communication is given), and shall be deemed to be effective for all purposes when (i) delivered personally or (ii) sent by registered or certified mail, return receipt requested, postage prepaid, to the address set forth below for such party at the address set forth above.
     Signatures appear on the next page

     Signature page to Employment Agreement between GlobalSecure Holdings Ltd. and Eric S. Galler dated as of November 12, 2004
     IN WITNESS WHEREOF the parties have set their hands and seal as of the day and year first above written.

GlobalSecure Holdings Ltd.
By:	/s/ Craig Bandes
Craig Bandes, President

/s/ Eric S. Galler
Eric S. Galler